Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-257092
Prospectus Supplement No. 10
(To Prospectus dated June 24, 2021)

470,681,133 SHARES OF COMMON STOCK
3,234,000 SHARES OF SERIES 1 PREFERRED STOCK
20,170,990 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
AND
40,295,990 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement updates, amends and supplements the prospectus dated June 24, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-257092). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained or incorporated by reference in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 15, 2021, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
SoFi Technologies, Inc.’s common stock and warrants are quoted on the Nasdaq Global Select Market under the symbols “SOFI” and “SOFIW,” respectively. On November 12, 2021, the closing prices of our common stock and warrants were $22.76 and $11.25, respectively.
INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 22 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 15, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________
FORM 8-K
__________________________________
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 15, 2021
SoFi Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-39606 (Commission File Number)	98-1547291 (I.R.S. Employer Identification No.)

	234 1st Street San Francisco, California	94105
	(Address of principal executive offices)	(Zip Code)
(855) 456-7634
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	SOFI	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of common stock, $0.0001 par value	SOFIW	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01     Other Events.
On November 15, 2021, SoFi Technologies, Inc. (the “Company”) announced that certain of the Company’s stockholders (collectively, the “Selling Stockholders”) intend to offer for sale in an underwritten secondary offering (the “Offering”) 50 million shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). The shares of Common Stock in the Offering are being offered pursuant to a prospectus supplement which will amend and supplement the prospectus dated June 24, 2021 that forms a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-257092), as previously supplemented by the prospectus supplements filed by the Company on June 30, 2021, August 12, 2021, August 16, 2021, September 29, 2021, September 30, 2021, October 4, 2021, November 5, 2021, November 10, 2021 and November 15, 2021.
Prior to the Offering, the Selling Stockholders beneficially owned (inclusive of exercisable warrants) 279,753,935 shares of Common Stock in the aggregate, representing approximately 34.7 percent of the Company’s outstanding shares of Common Stock, based on the number of shares outstanding as of September 30, 2021. Following the Offering, the Selling Stockholders will beneficially own (inclusive of exercisable warrants) 229,753,935 shares of Common Stock in the aggregate, representing approximately 28.5 percent of the Company’s outstanding shares of Common Stock, based on the number of shares outstanding as of September 30, 2021. The Company will not receive any proceeds from the Offering.
A copy of the press release issued by the Company, dated November 15, 2021, announcing the Offering is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 15, 2021
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
This Current Report on Form 8-K includes forward-looking statements that represent the Company's current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements, and there can be no assurance that future developments affecting the Company will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of the Company's common stock, the satisfaction of customary closing conditions related to the proposed secondary offering, and risks relating to the Company's business, including those described in periodic reports that the Company files from time to time with the SEC. The proposed Offering described in this Current Report on Form 8-K may not be consummated and, if the proposed Offering is consummated, the Company cannot provide any assurances regarding the final terms of the Offering.
For additional information on these and other factors that could affect the Company's actual results, see the risk factors set forth in the Company's filings with the SEC, including the most recent Quarterly Report filed with the SEC on November 15, 2021. The forward-looking statements included in this Current Report on Form 8-K speak only as of the date of this Current Report on Form 8-K, and the Company does not undertake to update the statements included in this Current Report on Form 8-K for subsequent developments, except as may be required by law.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SoFi Technologies, Inc.

Date: November 15, 2021	By:	/s/ Christopher Lapointe
	Name:	Christopher Lapointe
	Title:	Chief Financial Officer